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POWER OF ATTORNEY

I, CHARLES DUTIL hereby make, constitute and appoint SCOTT J. POSNER and MELISSA KLAUDER, as my true and lawful attorneys-in-fact, to execute and file all instruments, documents, certificates and other items required to be executed and filed with the Securities and Exchange Commission by me under and pursuant to Section 16(a) of the Securities and Exchange Act of 1934, as amended, as a result of my position with TEREX CORPORATION, including, without limitation, all Forms 3, 4 and 5 that may be required as a result of my transactions in equity securities of TEREX CORPORATION while a director or officer of TEREX CORPORATION.

IN WITNESS WHEREOF, I have hereunto set my hand this ____ day of __________, 2026.

____

Charles Dutil

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Signed January 31, 2026 01:51 PM